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Exhibit 10.18

AGREEMENT AND GENERAL RELEASE

        This AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into by and between Bart Brown (hereinafter "Employee") and Gateway, Inc., a corporation having its principal office at 14303 Gateway Place, Poway, CA, including its subsidiaries ("Gateway" or "Company").

WITNESSETH:

        WHEREAS, Employee is currently employed as Senior Vice President, Solutions; and

        WHEREAS, the Company and Employee have mutually agreed to sever their full time employment relationship; and

        WHEREAS, the parties agree that an appropriate transition period before Employee leaves the payroll is necessary to accommodate the needs of the business and ensure that Employee's projects, assignments and work are properly managed and transitioned; and

        WHEREAS, the Company and Employee are agreeable to an off payroll date of 11:59 PM CST on November 30, 2003 ("Separation Date") to ensure an orderly transition of Employee's work, provided Employee signs this Agreement; and

        WHEREAS, the Company is willing to pay Employee a Special Payment as consideration for his signing a Waiver and General Release ("Release") (attached as Exhibit "A") on his Separation Date, which Release is intended to cover the period from the signing of this Agreement through Employee's Separation Date

        WHEREAS, Employee and the Company desire to settle fully all employment relationship matters between them including, but not limited to, any differences that might have arisen out of Employee's employment with the Company and the termination thereof;

        NOW THEREFORE, in consideration of the premises and mutual promises contained herein, it is agreed as follows:

        1.    Employee understands that his regular full time employment with the Company as Senior Vice President, Solutions ("SVP") will cease on September 6, 2002. Employee will resign his position as a SVP reporting officer effective on September 6, 2002 and agrees to sign forms of resignation from any offices that he holds in the Company. During the period from September 6, 2002 through November 30, 2003 ["Transition Period"], Employee will provide services to ensure an orderly transition of his work. Furthermore, Employee will serve as an advisor, perform special projects and provide consultation services to the Company and will be available thirty (30) hours per week, or longer if requested to do so by executive management.

        Employee understands and agrees that if he signs this Agreement and performs Transition Duties acceptably and complies in all respects with the Company's Code of Ethics and other policies, his employment with the Company will cease on his Separation Date, at 11:59 PM CST on November 30, 2003. The parties further agree that if Employee signs on his Separation Date the Release (Exhibit "A"), Employee will: (a) be paid a Special Payment in the amount of $32,250.00 within ten (10) calendar days following his Separation Date.

        Employee understands that he will be paid his regular bi monthly salary during the Transition Period, (which amount shall be paid in accordance with the normal payroll practices of the Company).

In addition, Employee will remain an employee during the Transition period and, except as provided below, will continue to receive benefits.

        Employee will not be entitled to, and expressly waives and gives up any right, title, or interest in, (i) any bonus payment for calendar year 2002 [specifically Q3 and Q4 bonus payouts] and for calendar year 2003 in its entirety and thereafter, under the Gateway, Inc. Management Incentive Plan [or any replacement plan] or any other bonus or incentive plan (including, without limitation, any holiday bonus) applicable to Senior Vice Presidents or to other Company employees, (ii) any payments under the Gateway, Inc. Change in Control Compensation Plan, (iii) any stock option grant of any kind during or after 2002 (other than grants that already have been made to Employee), irrespective of whether such grants are made to other active Gateway employees; (iv) any stock option program, stock option benefit (other than benefits already provided to Employee in Employee's existing stock option agreement(s)), or other stock option payment or buy-back arrangement of any kind offered by the Company during or after 2002 (collectively "Stock Option Benefits"), irrespective of whether such Stock Option Benefits are offered to other active Gateway employees; and (v) the accrual of vacation or sick days during the Transition Period.

        All Gateway stock options will be handled in accordance with the applicable stock option plans and individual Option Agreements including, without limitation, any applicable black out period.

        If Employee dies after executing this Agreement, but before his Separation Date, (a) his estate will be paid the Special Payment provided the estate executes Exhibit "A" and (b) all stock option grants held by Employee as of Employee's date of death shall be governed by this Agreement and the terms and conditions of the Plan and each stock option grant.

        All payments under this Agreement will be less legally required payroll deductions.

        2.    The parties further agree that at all times during the Transition Period and following his Separation Date, Employee will cooperate fully with the Company in providing truthful testimony as a witness or a declarant in connection with any present or future judicial, governmental agency, administrative, or arbitration proceeding involving the Company with respect to which the Employee has relevant information.

        Employee also will assist the Company during the discovery phase (or prior thereto) of any judicial, governmental agency, administrative, or arbitration proceeding involving the Company and with respect to which the Employee has relevant information. Assist means, without limitation, meeting with counsel, assisting and cooperating in the preparation and review of documents, and meeting with other Company representatives.

        Following the Separation Date, the parties agree that such assistance shall, to the extent practicable (giving due regard to the needs of the Company and the requirements of Employee's then current work obligations), be at times and places that are mutually convenient to both the Employee and the Company. If the parties cannot agree on mutually convenient times and places, the Company will provide the Employee with a choice of three acceptable dates and places and Employee will select one of the three. The parties agree that this procedure shall apply anytime the Company and Employee cannot agree on a mutually convenient time and place to meet. The Company agrees that it will pay, upon production of appropriate receipts, the reasonable business expenses (including coach transportation, hotel, and similar expenses) incurred by Employee in connection with such assistance. The Company also will reimburse Employee (i) for the value of his time or (ii) for any actual loss of income, (in either case up to a maximum amount of $1200 per day), by virtue of meeting with the Company, provided that in the case of (ii), Employee provides the Company with evidence, satisfactory to the Company, of such loss of income. For example, if Employee meets with the Company for two days and, consequently, foregoes income from a third party in the amount of $2000 per day, the Company will pay Employee $1200 per day upon proof of such loss. Similarly, if Employee meets with the Company for two days and is not then working for a third-party, the Company will pay Employee $1200 per day, representing the per diem value of Employee's time based on Employee's final annual base salary on his Separation Date.

        Employee represents that he is not presently aware of any conflict of interest between himself and Gateway in connection with any pending litigation or investigations that may give rise to a question regarding the possible need for independent counsel with respect to the defense of such matters.

        3.    In accordance with his existing and continuing obligations to the Company, Employee agrees to return to the Company, on or before his Separation Date, all Company property or copies thereof, including, but not limited to, files, records, computer access codes, computer programs, keys, card key passes, instruction manuals, documents, business plans, computers of any kind (except for Employee's Company provided laptop which Employee will be permitted to retain provided he first permits Gateway personnel to remove any Gateway information from the hard drive and any floppy disks; and provided further that Employee also understands and agrees that the laptop may not be sold, transferred, or conveyed to any other party unless Employee complies with the terms and conditions of the End User License Agreements attached hereto as Exhibits "A" and "B"), software, and other property (except for Employee's Company facsimile machine, which Employee shall be permitted to retain in order to maintain contact with the Company for the provision of his part time duties, when requested to do so), which he received or prepared or helped to prepare in connection with his employment with the Company (collectively "Company Property"). Employee further agrees that this Agreement constitutes an assignment to the Company of all right, title and interest in such Company Property, and any other inventions, discoveries or, to the extent he owns the rights, works of authorship created by Employee during the course of his employment.

        4.    Employee affirms his obligation not to personally use or disclose Gateway Confidential Information to any third party, except pursuant to legal process (provided that in the case of legal process Employee first notifies Gateway in advance of any disclosure such that Gateway has an opportunity to oppose disclosure). As used in this Agreement, the term "Confidential Information" means all information including, but not limited to, technical or non-technical data, formulas, computer programs, devices, methods, techniques, drawings, processes, methods of manufacture, financial data, personnel data, customer specific information, production and sales information, supplier specific information, cost information, and marketing plans and strategies, which is (a) disclosed to or know by Employee as a consequence of or through his employment with Gateway and (b) not generally known to persons, corporations, organizations or others outside of Gateway. The parties agree that inventions or discoveries by Employee during or following the Agreement Period will not be considered Gateway Confidential Information or Gateway property, except where such inventions or discoveries are based, directly or indirectly and in whole or in part, on Gateway Confidential Information as defined in this Paragraph 4.

        5.    Employee agrees to keep this Agreement confidential and not to disclose its contents to anyone except his lawyer, his immediate family, his health care professional, his financial consultant, his tax advisor or a prospective employer (and then only after informing such individuals that said information is confidential and should not be disclosed to others), or pursuant to legal process (provided that Employee first notifies Gateway of the legal process in advance of any disclosure such that Gateway has an opportunity to oppose disclosure). The prohibition against disclosure provided for in this Paragraph 5 shall not apply to the extent that Gateway has itself disclosed the Agreement or any term in the Agreement, but only to the extent of the specific disclosure.

        6.    Employee agrees that he will not in any public forum (i.e., lectures, to the media, in published articles, to analysis, or in comparable public forums) or, with intent to damage the Company or its directors, officers or employees, in private conversations (i.e., social settings, etc.) criticize, disparage, denigrate, or speak adversely of, or disclose negative information about the operations, management, or performance of the Company or about any director, officer, employee or agent of the Company. The intent of this Paragraph 6 is to ensure that Employee does not say or do anything that damages or impairs, or might damage or impair, in any way the business organization, goodwill, or reputation of the Company or any of its directors, officers, employees or agents.

        7.    Employee agrees that for a period of one (1) year following his Separation Date, he will not personally, either directly or indirectly (including on behalf of himself or one behalf of any entity with which Employee is or becomes affiliated), (i) solicit (or otherwise interfere with Gateway's business relationships with) any of Gateway's business customers with respect to the sale of personal computers, computer related peripherals, digital information appliances including, without limitation, or hand held personal digital assistance devices; (ii) recruit, solicit, induce or attempt to induce, or encourage others to recruit, solicit or induce, any employee of Gateway to terminate their employment with, or otherwise cease their relationship with Gateway; or (iii) hire any then current employee of Gateway.

        8.    Employee understands and agrees that a material violation of Paragraphs 3, 4, 5, 6, or 7 of this Agreement will be considered a material breach of this Agreement. Employee acknowledges and agrees that irreparable harm would result from any material breach by Employee of the covenants contained in Paragraphs 3, 4, 5, 6, or 7 of this Agreement and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, the parties agree that injunctive relief in favor of Gateway would be proper.

        9.    Employee acknowledges that there are various state, local and federal laws that prohibit, among other things, employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, sexual orientation or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and State or Local Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act ("ADA"); the Employee Retirement Income Security Act ("ERISA"); the Workers Adjustment and Retraining Notification Act ("WARN"); 42 U.S.C. Section 1981; the California Fair Employment and Housing Act, etc., as each may have been amended, and other state and local human or civil rights laws as well as other statutes which regulate employment; and the common law of contracts and torts. Employee hereby waives and releases any rights he may have under these or any other laws with respect to his employment and termination of employment at the Company and acknowledges that the Company has not (a) discriminated against him, including on the basis of age, disability or association with a disabled person (b) breached any contract with him, (c) committed any civil wrong (tort) against him, or (d) otherwise acted unlawfully toward him.

        Employee also waives any right to become, and promises not to consent to become, a member of any class in a case in which claims are asserted against any Release (as defined in Paragraph 10 hereof) that are related in any way to his employment or the termination of his employment with Gateway, and that involve events which have occurred as of the date of this Agreement (defined to mean the date on which Employee signs this Agreement). If Employee, without his prior knowledge and consent, is made a member of a class in any proceeding, he will opt out of the class at the first opportunity afforded to him after learning of his inclusion. In this regard, Employee agrees that he will execute, without objection or delay, an "opt out" form presented to him either by the court in which such proceeding is pending or by counsel for any Releasee who is made a defendant in any such proceeding.

        10.  Employee, on behalf of himself or his heirs, executors, administrators, successors and assigns, hereby unconditionally releases and discharges Gateway, and its subsidiaries, successors, assigns, affiliates, shareholders, directors, officers, representatives, agents and employees as well as any benefit plan and its fiduciaries and insurers (collectively "Releasees" and individually "Releasee") from all known and unknown claims (including claims for attorneys' fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that he ever had, may now have, or may later assert against any Releasee, arising out of or related to his employment with Gateway. To the fullest extent permitted by law, this release includes, but is not limited to: (a) claims arising under the WARN Act, ERISA, the Family and Medical Leave Act of 1993, the ADA, the California Fair Employment and Housing Act, and any other federal, state, or local law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, martial status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of Employee's employment with or termination from Gateway; (b) claims (whether based on common law or otherwise) arising out of or related to any contract (whether express or implied); (c) claims under any federal, state, or local constitutions, statutes, rules or regulations; (d) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including but not limited to, wrongful termination, defamation, violation of public policy; and (e) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by Employee or on his behalf against any Releasee, which Employee agrees to immediately dismiss with prejudice.

        Section 1543 of the Civil Code of the State of California states:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all Releasees with respect to claims in California, South Dakota, Iowa and all other jurisdictions, Employee expressly acknowledges that this Release is intended to include not only claims that are known, anticipated or disclosed, but also claims that are unknown, unanticipated and undisclosed.

        This Paragraph 10 shall not serve as a release of rights under or preclude Employee from filing suit to enforce the provisions of this Agreement, including his right to indemnification under (i) the Company's Directors and Officers liability insurance policy and (ii) the Company's by-laws.

        11.  Except as provided in Paragraph 10, Employee agrees not to bring any action, suit or administrative proceeding contesting the validity of this Agreement or attempting to negate, modify, or reform it, nor to sue any Releasee for any reason arising out of his employment. If Employee breaches either Paragraph 9 or 10 hereof, Employee shall (i) promptly return to Gateway all consideration received hereunder (meaning the amount and/or benefits referred to in Paragraph 1 of this Agreement), except for $25,000; and (ii) pay any Releasee all of their reasonable attorneys' fees and costs incurred in each such action, suit, or other proceeding, including any and all appeals or petitions therefrom, provided Gateway is the successful party. Employee agrees to pay such fees and costs within thirty (30) days of final award. With respect to Paragraph 11, if Employee is the successful party, Gateway will pay Employee his reasonable attorneys' fees and costs incurred in such action, suit, or other proceeding, including all appeals or petitions therefrom. This Paragraph 11 is not intended to limit Employee from instituting legal action for the sole purpose of enforcing this Agreement or from filing a charge with, or participating in an investigation conducted by, the Equal Employment Opportunity Commission; provided however, that Employee expressly waives and relinquishes any rights he might have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date Employee signed this Agreement.

        12.  In the event that any one or more of the provisions contained herein is for any reason held to be unenforceable in any respect under the law of any state or of the United States of America, such unenforceability will not affect any other provision of the Agreement, but, with respect only to the jurisdiction holding the provision to be unenforceable, this Agreement will then be construed as if such unenforceable provision or provisions had never been contained herein.

        13.  The construction, interpretation and performance of this Agreement will be governed by the laws of the State of Delaware, without regard to its conflict of laws rule. In the event a court of competent jurisdiction declines to apply Delaware law, despite the parties election of Delaware law, the parties agree that the law of the state in which the Employee is working on his Separation Date shall control, without regard to its conflict of laws rule.

        14.  This Agreement contains the entire agreement between the Company and Employee and fully supersedes all prior agreements or understandings pertaining to the subject matter hereof, except for Sections 6 and 7 of the Non-Compete, Non-Disclosure and Intellectual Property agreement ("Non-Compete") which Employee signed at the time of hire and which sections the parties agree shall remain in full force and effect except with respect to the last sentence of Section 6 which the parties agree shall be amended to deleted the words (or within one (1) year of your termination of employment." Employee represents and acknowledges that in executing this Agreement he has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasee's agents, representatives or attorneys with regard to the subject matter of this Agreement.

        15.  Employee agrees that he has been given sufficient time to consider this Agreement and has had sufficient time consult with an attorney of his choosing.

        16.  Employee represents that he has no knowledge of any wrongdoing involving acts of discrimination by Gateway management against current or former employees of the Company; or improper or false claims against a federal or state government agency that involves him or other present or former Company employees, other than those, if any, reported by Employee to the Gateway Law Division.

        BY SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE, EMPLOYEE STATES THAT:

  a)
  HE HAS READ IT AND HAS HAD SUFFICIENT TIME TO CONSIDER ITS TERMS.

  b)
  HE UNDERSTANDS IT AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS.

  c)
  HE ACCEPTS ITS TERMS.

  d)
  HE IS AWARE OF HIS RIGHT TO (AND THAT HE SHOULD) CONSULT AN ATTORNEY BEFORE SIGNING IT AND HAS DONE SO.

  e)
  HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

        Employee:

/s/ BART BROWN Bart Brown
Date: October 28, 2002

            Gateway, Inc.

By:	/s/ JACK VAN BERKEL Jack Van Berkel
Title:	Senior Vice President, Human Resources

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Exhibit 10.18 AGREEMENT AND GENERAL RELEASE
WITNESSETH